Exhibit 10.10

CONFIDENTIAL

June 13, 2014

Dr. Markus Haeberlein

Dear Markus:

The Board of Directors and I have recently reviewed the terms and conditions of your employment and are please to provide this letter agreement effective February 1, 2014 covering your expanded role as Senior Vice President, Chief Scientific Officer, for Proteostasis Therapeutics, Inc. (“Proteostasis” or the “Company”). This letter further amends, restates, and supersedes in its entirety that certain amended and restated letter agreement dated February 28, 2013, and that certain employment offer letter dated May 10, 2012, between you and the Company.

1. Position and Duties. As the Senior Vice President, Chief Scientific Officer, you will report directly to the Chief Executive Officer of the Company and will have responsibility for performing those duties as are customary for, and consistent with, your position with Company, as well as those duties as the Chief Executive Officer may from time to time designate.

2. Compensation and Benefits.

(a) Base Salary. Your base salary will be at the rate of $295,000 per year and will be paid out on a bi-weekly basis for so long as you remain an employee of Proteostasis.

(b) Annual Discretionary Cash Bonus. You will be eligible to receive an annual cash bonus of up to 30% of your base salary, based upon individual and corporate performance goals to be determined by the Chief Executive Officer of the Company and discussed with you in advance. Any such annual discretionary cash bonus will be paid, if applicable, on or before the 15th day of the third month following the year in which the bonus was earned.

(c) Equity Grant. Your previous option grants to acquire an aggregate of 550,000 shares (250,000 granted on your Start Date and the 300,000 granted as of February 1, 2013) remain subject to the existing terms. The Company issued options will continue to vest as of the terms provided in, remain subject to, and governed by, the terms and provisions of the Plan and your stock option agreement.

(d) Other Benefits. Proteostasis offers a range of fringe benefit plans, including a 401(k) plan and medical, dental, life, and disability insurances. Some of these plans require that you share in the cost; some are paid for by the Company. Information relating to these plans has previously been made available to you. You will be entitled to participate in or receive benefits under the Company’s existing and future employee benefit plans, as amended or adopted time to time, subject to the terms and conditions of those employee benefit plans.

Markus Haeberlein

June 13, 2014

(e) Vacation. You will be entitled to up to 20 days of paid vacation in each year, subject to the Company’s vacation policy in effect, as amended from time to time.

3. Termination. Your employment may be terminated under the following circumstances:

(a) Termination by the Company for Cause. The Company may terminate your employment at any time for Cause. For purposes of this offer letter, “Cause” shall mean (i) your willful failure to perform your duties hereunder (other than as a result of your total or partial incapacity due to physical or mental illness) after a written demand for performance is delivered to you on behalf of Proteostasis which specifically identifies the manner in which it is alleged that you have not substantially performed your duties and you shall not have cured the circumstances cited as the basis for your proposed termination within 30 days of such written demand, (ii) your commission of any act of willful misconduct, fraud or dishonesty or your gross negligence that substantially and adversely affects the business of Proteostasis, (iii) any act or acts on your part constituting a felony or a crime of moral turpitude for which you are convicted by a court of competent jurisdiction under the laws of the United States or any state thereof, or (iv) a material breach of your obligations under the Employee Non-Disclosure and Inventions Agreement between you and Proteostasis. For purposes of this provision, no act or failure to act on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without the reasonable belief that your action or omission was in the best interests of the Company.

(b) Termination by the Company without Cause. The Company may terminate your employment at any time without Cause. Any termination by the Company of your employment which does not constitute a termination for Cause shall be deemed a termination without Cause.

(c) Termination by You. You may terminate your employment at any time for any reason, including but not limited to Good Reason. For purposes of this offer letter, “Good Reason” shall mean the occurrence of any of the following events: (i) a material diminution in the your responsibilities, authority or duties; (ii) a material diminution in your base salary; or (iii) the breach of a material provision of this letter agreement by the Company. You must give the Company written notice of the condition that gives rise to the Good Reason within 30 days of the occurrence of the condition, in which event the Company shall have 30 days to remedy the condition, and after which you may resign for Good Reason by giving written Notice of Termination (as defined in Section 3(d) below) no later than 30 days after the expiration of the applicable 30-day remedy period.

(d) Notice of Termination. Any termination of your employment by the Company or any such termination by you shall be communicated by written Notice of Termination to the other party. For purposes of this offer letter, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this offer letter relied upon.

Markus Haeberlein

June 13, 2014

(e) Date of Termination. “Date of Termination” shall mean: (i) if your employment is terminated by the Company with or without Cause , the date on which a Notice of Termination is given or such later effective date of termination (not to exceed 30 days after such Notice of Termination is given) as may be specified by the Company in such Notice of Termination; (ii) if your employment is terminated by the Company for Cause, the date on which the resolution referenced in section 3(a) is adopted by the Board; (iii) if your employment is terminated by you without Good Reason, 30 days after the date on which a Notice of Termination is given; and (iv) if your employment is terminated by you with Good Reason, the date on which a Notice of Termination is given after the end of the applicable 30-day remedy period.

4. Compensation upon Termination.

(a) Termination Generally. If your employment with the Company is terminated for any reason, the Company shall pay or provide to you (or your authorized representative or estate) any earned but unpaid salary and bonus, if any, unpaid expense reimbursements, accrued but unused vacation, and any vested benefits you may have under any employee benefit plan of the Company (the “Accrued Benefit”) on or before the time required by law, but in no event more than 30 days after your Date of Termination.

(b) Termination by the Company for Cause or by You without Good Reason. If your employment is terminated by the Company for Cause or you terminate your employment without Good Reason, then the Company shall pay your Accrued Benefit through the Date of Termination and, except for the payment of the Accrued Benefit, your compensation, benefits, and stock option vesting shall cease as of the Date of Termination.

(c) Termination by the Company without Cause or by You with Good Reason. If your employment is terminated by the Company without Cause or you terminate your employment for Good Reason, in either case at any time prior to the occurrence of a Change of Control or at any time after the 12th month following a Change of Control, then (x) the Company shall, through the Date of Termination, pay your Accrued Benefit, and (y) you will be entitled to the following payments and benefits:

(i) the Company shall pay you severance pay in the form of continuation of your base salary for six (6) months in accordance with the Company’s payroll practice, beginning on the Company’s first regular payroll date that occurs 35 days after the Date of Termination; the Company shall discontinue such severance payments if at any time during such 6-month period you obtain employment in any capacity that provides you with aggregate cash compensation equal to or greater than such severance payments; if at any time during such 6-month period you obtain employment in any capacity that provides you with aggregate cash compensation less than the amount of such severance payments, then the Company shall reduce on

Markus Haeberlein

June 13, 2014

a pro rata basis such severance payments by the amount of such aggregate cash compensation; solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each salary continuation payment is considered a separate payment;

(ii) the Company at its cost shall provide you and your dependents with life, disability, accident and health insurance benefits substantially similar to those which you and they were receiving immediately prior to the Date of Termination; you will receive these benefits until the earlier of (i) 6 months from the Date of Termination, and (ii) the date you become re-employed with benefits substantially comparable to the benefits provided under the corresponding Company plan; and

(iii) any outstanding equity grants will immediately vest with respect to that number of shares which would have vested if you had continued in employment with the Company for a period of 6 months following the Date of Termination in accordance with any such equity grant’s vesting schedule, and you shall have 90 days from the Date of Termination to exercise vested equity grants.

No severance pay or other benefits shall be due to you under this Section 4(c) unless and until you execute and deliver to the Company a release in a form suitable to release the Company and its affiliates from any and all claims that you may have against them related to your employment with the Company, other than claims under this offer letter to receive compensation and benefits following termination of your employment with the Company.

(d) No Offset. In the event of termination of your employment, you will be under no obligation to seek other employment and, except to the extent otherwise expressly provided elsewhere in this offer letter, there shall be no offset against amounts due to you on account of any remuneration or benefits provided by any subsequent employment you may obtain. Except to the extent otherwise expressly provided elsewhere in this offer letter, the Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this offer letter shall not be affected by any offset, counterclaim or other right that the Company may have against you for any reason.

5. Change in Control Provisions. The provisions of this Section 5 set forth your rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance your continued attention and dedication to your assigned duties and your objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the severance benefits set forth in Section 4 (other than the offset provisions in Section 4(d), which shall also apply to this Section 5) if a termination of your employment occurs within 12 months after the occurrence of a Change in Control.

Markus Haeberlein

June 13, 2014

(a) Termination of Employment. If within 12 months after a Change in Control, your employment is terminated by the Company without Cause as provided in Section 3(b) or you terminate your employment for Good Reason as provided in Section 3(c), then following the Date of Termination:

(i) if the total amount paid or payable by the acquirer in connection with such Change of Control under the definitive acquisition agreement pursuant to which such Change of Control is consummated is sufficient to provide the holders of preferred stock of the Company gross proceeds equal to at least two times the total amount invested by such holders of preferred stock in the Company, then the Company shall pay you a severance payment in an amount equal to two times the sum of: (A) the greater of (i) your base salary over the immediately prior twelve months, or (ii) if the Change in Control occurs within twelve months of your Start Date, your full annual base salary, plus (B) the greater of (i) the bonus payment you earned pursuant to Section 2(b) of this offer letter for the bonus period that immediately preceded the Date of Termination (the “Prior Bonus”) or, (ii) if the Prior Bonus was prorated based on the commencement of your employment, the Bonus you would have received had the Prior Bonus not been prorated (such sum, the “Special CIC Severance Amount”). The Special CIC Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months beginning on the Company’s first regular payroll date that occurs 35 days after the Date of Termination. Solely for purposes of Section 409A of the Code, each installment payment is considered a separate payment;

(ii) if the provisions of the foregoing subparagraph (i) are not applicable, then the Company shall pay you a severance payment in an amount equal to one times the greater of (1) your base salary over the immediately prior 6 months or (2) if the Change in Control occurs within twelve months of your Start Date, your full annual base salary (such severance payment, the “CIC Severance Amount”). The CIC Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 6 months beginning on the Company’s first regular payroll date that occurs 35 days after the Date of Termination. Solely for purposes of Section 409A of the Code, each installment payment is considered a separate payment;

(iii) the Company at its cost will provide you and your dependents with life, disability, accident and health insurance benefits substantially similar to those which you and they were receiving immediately prior to the Date of Termination. You will receive these benefits until the earlier of (i) 6 months from the Date of Termination, and (ii) the date you become re-employed with benefits substantially comparable to the benefits provided under the corresponding Company plan; and

(iv) (a) 100% of your then outstanding unvested equity shall vest and become fully exercisable and not subject to forfeiture as of the Date of Termination; and (b) you shall have 90 days from the Date of Termination to exercise vested equity grants.

Markus Haeberlein

June 13, 2014

No severance pay or other benefits shall be due to you under this Section 5(a) unless and until you execute and deliver to the Company and/or its successor a release in a form suitable to release the Company, its successor and their respective affiliates from any and all claims that you may have against them related to your employment with the Company and/or its successor, other than claims under this offer letter to receive compensation and benefits following termination of your employment with the Company.

(b) Definitions. For purposes of this offer letter, the following terms shall have the following meanings:

“Change in Control” shall mean any of the following:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, is or shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities, other than as a result of the acquisition of newly issued shares of capital stock of the Company pursuant to any financing transaction by the Company or otherwise; or

(ii) the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company (other than in connection with the wind-up, liquidation or dissolution of the Company).

6. Section 409A Compliance. Each payment pursuant to the terms of this offer letter shall be considered a separate payment for purposes of Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this offer letter providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Internal Revenue Code Section 409A (“Section 409A”) and, for purposes of this offer letter, references to a “termination,” “termination of employment” or like terms shall mean “separation from

Markus Haeberlein

June 13, 2014

service.” Notwithstanding anything to the contrary in this offer letter, if you are a “specified employee” (within the meaning of Section 409A) on the date of your separation from service, then any payments or benefits that otherwise would be payable pursuant to the terms of this offer letter within the first 6 months following the your separation from service (the “409A Suspension Period”), shall instead be paid in a lump sum within 14 days after the end of the 6-month period following your separation from service, or your death, if sooner, but only to the extent that such payments or benefits provide for the “deferral of compensation” within the meaning of Section 409A, after application of the exemptions provided in Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(ii)-(v) thereof. After the 409A Suspension Period, you will receive any remaining payments and benefits due in accordance with the terms of this offer letter (as if there had not been any suspension beforehand). The Company will cooperate with you in making any amendments to this offer letter that you reasonably request to avoid the imposition of taxes or penalties under Section 409A of the Code provided that such changes do not provide you with additional benefits (other than de minimus benefits) under this terms of this offer letter.

7. Indemnification. The Company and you will enter into an indemnification agreement in a form approved by the Board for the Company’s senior executives.

8. Consent to Jurisdiction. To the extent that any court action is initiated to enforce the terms of this offer letter, you and the Company hereby consent to the jurisdiction of the state and federal courts of the Commonwealth of Massachusetts.

9. Your Successors. The terms of this offer letter will inure to the benefit of and be enforceable by your personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of your death prior to the completion by the Company of all payments due hereunder, the Company shall continue such payments to any beneficiary designated in writing to the Company prior to your death (or to your estate, if you do not make such designation). This Agreement shall be binding upon you and your successors, permitted assigns, personal representatives, executors, administrators, heirs, distributees, devisees and legatees. Except to the extent contemplated under this Section 9, you may not assign this offer letter nor any of your rights or obligations under this offer letter, whether voluntarily, by operation of law or otherwise, without the prior written consent of the Company.

10. Governing Law. The terms of this offer letter shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts without giving effect to the conflict of laws principles of such state.

11. Binding Effect on Company and Successors. This letter agreement shall inure to the benefit of, and be binding upon, the Company and its successors and permitted assigns. Without your prior written consent, the Company may not assign this letter agreement, nor any of its rights or obligations under this offer letter, whether voluntarily, by operation of law or otherwise, except (i) to a controlled affiliate of the Company and (ii) to a successor or acquirer of the Company in connection with a Change of Control.

Markus Haeberlein

June 13, 2014

12. Miscellaneous Provisions.

(a) You shall continue to observe and perform all of your obligations under that certain Employee Non-Disclosure and Inventions Agreement previously entered into by you and the Company.

(b) At the time you were initially hired by the Company, you completed, as required by law, the Employment Eligibility Verification Form, IRCA I-9.

Please indicate your acceptance of the above offer of continued employment on the terms outlined herein by signing one copy of this letter and returning it so that I receive it no later than [one week from date sent], after which date the offer described in this letter will expire if you have not previously accepted such offer by signing this letter agreement.

The Board of Directors and Executive Team are very enthusiastic about your continued employment with Proteostasis. We believe that your continued contribution will play an important role in helping accelerate the development of Proteostasis into a profitable and growing company. Please feel free to contact me if you have any questions.

Sincerely:

/s/ Meenu Chhabra	6/20/2014
Meenu Chhabra President and Chief Executive Officer	Date

Agreed to and accepted by:

/s/ Markus Haeberlein	6/20/2014
Dr. Markus Haeberlein	Date